Exhibit 21.1

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

Subsidiaries of the Registrant

American Tire Distributors, Inc

The Speed Merchant, Inc.

Target Tire, Inc.

Texas Market Tire Holdings I, Inc.

Texas Market Tire, Inc.

T.O. Haas Holdings Co., Inc.

T.O. Haas Tire Co., Inc.